Exhibit 99.1

REDWOOD TRUST TO PARTICIPATE IN THE 23RD ANNUAL ICR CONFERENCE

MILL VALLEY, CA – Tuesday, January 5, 2021 – Redwood Trust, Inc. (NYSE: RWT) a leading innovator in housing credit investing, today announced that Chris Abate, Chief Executive Officer, Dash Robinson, President, and Fred Matera, Head of Residential, will participate in the 23rd Annual ICR Conference on Tuesday, January 12, 2021.

Management will be participating in the following conference sessions:

•	Fireside Chat with Chris Abate, Dash Robinson and Fred Matera at 7:30 am PT / 10:30 am ET

•	Panel discussion titled “No Place Like Home” at 9:30 am PT / 12:30 pm ET featuring four companies that represent various aspects of the housing supply chain. Dash Robinson will represent Redwood Trust

Webcast Information
Links to the live webcasts of the presentations will be available through the Events and Presentations section of Redwood Trust’s Investor Relations website at https://ir.redwoodtrust.com/events-and-presentations/events. Archives of the webcasts will be available shortly after the respective presentations at the same location for 90 days.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly-traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood Trust, please visit our website at redwoodtrust.com.

CONTACT

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com